UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2016 (May 16, 2016)

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 16, 2016, Inventergy Global, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Company agreed to sell an aggregate of 648,000 shares of common stock (the “Shares”) at a purchase price of $2.005 per Share, for aggregate gross proceeds to the Company of approximately $1.3 million. In connection with the purchase of the Shares, each Purchaser will receive a Warrant to purchase up to the number of shares of the Company’s common stock equal to 100% of the shares of common stock purchased by the Purchaser pursuant to the Purchase Agreement. The Warrants have an exercise price of $2.005 per share, become exercisable on the date of issuance and expire five years from the date of issuance. The offering closed on May 18, 2016.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, termination provisions, and other obligations and rights of the parties. In addition, the Company agreed: (i) to provide the Purchasers with a right to participate in an aggregate of up to 50% of any future financing pursued by the Company within six months from the closing of the offering and (ii) until the date that the Company’s Series C preferred stock is no longer outstanding, not to issue any shares of common stock or common stock equivalents at a price per share less than the greater of (i) the exercise price of the warrants issued in connection with the Series C preferred stock and (ii) $2.005. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

Pursuant to a letter agreement dated April 8, 2016, as amended on May 16, 2016 (collectively, the “Engagement Letter”), the Company engaged Chardan Capital Markets, LLC (“Chardan”) to act as its exclusive placement agent in connection with the issuance and sale of the Shares and Warrants. Pursuant to the Engagement Letter, the Company has agreed to pay Chardan 9.0% of the aggregate gross cash proceeds of the offering.

The Company estimates that the net proceeds from the offering will be approximately $1.2 million, after deducting offering expenses and the fees payable to Chardan.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-199647) previously filed with the Securities and Exchange Commission and a prospectus supplement thereunder. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement relating to the offering of the securities will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. A copy of the opinion of Ellenoff Grossman & Schole LLP relating to the legality of the issuance and sale of the securities in the offering is attached as Exhibit 5.1 hereto.

The foregoing descriptions of the Engagement Letter, the Purchase Agreement and the Warrants are qualified in their entireties by reference to the full text of the Engagement Letter, the form of Purchase Agreement and the form of Warrant, copies of which are filed herewith as Exhibit 1.1, Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the Company’s expectations regarding the completion of the offering. Words such as “estimate,” “expected,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events may differ materially from those set forth in this report due to risks and uncertainties associated with the satisfaction of the conditions to close the offering. Risk factors related to us, our business and the offering are discussed under “Risk Factors” and elsewhere in our prospectus supplement, dated May 16, 2016, with respect to the offering described above, and in our Annual Report on Form 10-K for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Item 7.01.	Regulation FD Disclosure.

On May 17, 2016, the Company issued a press release announcing the offering. A copy of the Company’s press release is furnished and not filed pursuant to Item 7.01 as Exhibit 99.1 hereto. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such filings.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Engagement Letter between Inventergy Global, Inc. and Chardan Capital Markets, LLC, as amended
4.1	Form of Warrant
5.1	Opinion of Ellenoff Grossman & Schole LLP
10.1	Form of Securities Purchase Agreement, dated May 16, 2016, by and between Inventergy Global, Inc. and the Purchasers party thereto
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)
99.1	Press release, dated May 17, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 18, 2016

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer